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                                                                    EXHIBIT 99.3

                           SYNTHETIC INDUSTRIES, INC.

                            EXCHANGE AGENT AGREEMENT
                           DATED AS OF MARCH   , 1997

United States Trust Company of New York
114 West 47th Street
New York, New York 10036
Attention: Corporate Trust Administration

Ladies and Gentlemen:

     Pursuant to the provision of the Offer (the "Exchange Offer") for all of Synthetic Industries, Inc.'s (the "Company") outstanding 9 1/4% Senior Subordinated Notes due 2007 (Series A) (the "Initial Notes") in exchange for
9 1/4% Senior Subordinated Notes due 2007 (Series B) (the "Exchange Notes"), all of the Company's issued and outstanding Initial Notes accepted for tender of exchange (the "Exchange") prior to 5:00 p.m., New York City time, on
  , 1997 unless extended, for the Exchange Notes will be exchanged pursuant to the terms and conditions of the Exchange Offer. The Exchange Offer is being made pursuant to a prospectus (the "Prospectus") included in the Company's
registration statement on Form S-4 (File No. 333-     ), as amended (the
"Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"). The term "Expiration Date" shall mean the date on which the Exchange Offer, as it may be extended in accordance with the terms and conditions set forth in the Prospectus, shall expire. Upon receipt and execution of this letter and confirmation of the arrangements herein set forth, United States Trust Company of New York will act as the Exchange Agent for the Exchange (the "Exchange Agent").

     Definitive copies of the form of the letter of transmittal, including the related notice of guaranteed delivery, the form of letter to brokers, the form of letter to clients and the taxpayer identification form (collectively, the "Letters of Transmittal"), to be used by the holders of the Initial Notes (the "Holders") to surrender their Initial Notes in order to receive the Exchange Notes pursuant to the Exchange have been provided to you.

     The Company hereby appoints you to act as Exchange Agent in connection with the Exchange. In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

          1. You are to mail the Prospectus and the Letters of Transmittal to all of the Holders on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who become Holders prior to the Expiration Date, and any persons as may from time to time be requested by the Company. All mailings pursuant to this Section shall be by first class mail, postage prepaid, unless otherwise specified. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the
     Company, Attention:                , telephone (706) 375-3121.

          2. You are to examine the Letter of Transmittal and the Initial Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Initial Notes are in proper form for transfer, and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tenderer of such irregularity and as to the appropriate means of resolving the same. Determination of
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     questions as to the proper completion or execution of the Letters of
     Transmittal, or as to the proper form for transfer of the Initial Notes or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Initial Notes and other documents in connection with the Exchange, shall be made by you together with officers of, or counsel for, the Company and with representatives of the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding. As Exchange Agent, you are entitled to rely on any determination by the Company as described above and shall be fully protected and indemnified in such reliance.

          3. At the written request of the Company or its counsel, Andrews & Kurth L.L.P., you shall notify tendering holders of Initial Notes in the event of any rescission or modification of the Exchange Offer. In the event of any such recission, you will return all tendered Initial Notes to the persons entitled thereto, at the request of the Company or its counsel, Andrews & Kurth L.L.P.

          4. Tender of the Initial Notes may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you. Exchange Notes are to be issued in exchange for the Initial Notes pursuant to the Exchange only against deposit with you of the Initial Notes, together with executed Letters of Transmittal and any other documents required by the Exchange Offer on each business day from the execution hereof up to the Expiration Date.

          5. Upon the oral and written request of the Company (with written confirmation of such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing to (i) Joseph Sinicropi, Chief Financial Officer (telephone (706) 375-3121) and (ii) Andrews & Kurth L.L.P. (Attention: Mark Zvonkovic, Esq.), counsel to the Company (telephone (212) 850-2800), or such other persons as the Company may reasonably request, the aggregate number of the Initial Notes tendered to you and the number of the Initial Notes properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

          6. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Initial Notes will be made by you promptly after acceptance of the tendered Initial Notes. You will hold all items which are deposited for tender with you after 5:00 p.m., New York City time, on the Expiration Date pending further instructions from an officer of the Company.

          7. If any Holder shall report to you that such Holder's failure to surrender Initial Notes registered in such Holder's name is due to the loss, misplacement or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to the Exchange Agent an affidavit of loss and, if required by the Company, a corporate bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The obligees to be named in each such indemnity bond shall include the Company and you. You shall report to the Company the names of all Holders who claim that their Initial Notes have been lost, misplaced or destroyed and the principal amount of such Initial Notes.

          8. As soon as practicable after you mail or deliver to a Holder the Exchange Notes that such Holder may be entitled to receive, you shall arrange for cancellation of the Initial Notes submitted to you. Such Initial Notes shall be forwarded to United States Trust Company of New York, as Trustee (the "Trustee"), under the Indenture, dated as of February 11, 1997, governing the Initial Notes, for cancellation and retirement as you are instructed by the Company (or a representative designated by the Company).
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          9. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit A. The Company also will reimburse you for your reasonable out-of-pocket expenses (including but not limited to reasonable counsel fees not previously paid to you as set forth in Exhibit A) in connection with your services promptly after submission to the Company of itemized statements.

          10. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          11. As the Exchange Agent hereunder you:

             (a) shall perform the duties and obligations as Exchange Agent with due care and shall have no duties or obligations other than those specifically set forth herein or in the Prospectus or Letters of Transmittal or as may subsequently be requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

             (b) will be regarded as making no representations and having no responsibilities except to act in good faith and in a manner that is not negligent as to the validity, accuracy, sufficiency, value or genuineness of any Initial Notes deposited with you pursuant to the Exchange Offer or any Exchange Notes, any Letters of Transmittal or other documents prepared by the Company in connection with the Exchange Offer or any signatures or endorsements other than your own, and will not be required to and will make no representations as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

             (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense not contemplated hereby or liability unless you shall have been furnished with reasonable indemnity;

             (d) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telex, telegram or other document, or any security delivered to you, and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

             (e) may rely on and shall be protected in acting upon written or oral instructions with respect to any matter relating to your obligations as Exchange Agent specifically covered by this Agreement, or supplementing or qualifying any such action of the President and Chief Executive Officer, the Chief Financial Officer or any Vice President of the Company or such other person or persons designated by the Company;

             (f) may consult with counsel satisfactory to you (including counsel for the Company) and any action taken by you in accordance with the advice and opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;

             (g) shall arrange for insurance protecting the Company and yourself against any liability arising out of the loss, destruction or non-delivery of checks or certificates for any cause; and

             (h) shall not at any time advise any person as to the advisability of the Exchange, as to the market value or decline or appreciation in market value of any Initial Notes or Exchange Notes or as to any other financial or legal aspect of the Exchange Offer or any transaction related thereto.

          12. The Company covenants and agrees to reimburse, indemnify, and to hold you harmless against any costs, expenses (including reasonable fees of your legal counsel), losses or damages, which may be paid, incurred or suffered by you or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your obligations as Exchange Agent as specified in this Agreement or any amendment, modification, or supplement hereto; provided, that such covenant and agreement does not extend to, and you shall not be indemnified with respect to, such costs, expenses,
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     losses and damages incurred or suffered by you as a result of, or arising out of, your negligence, misconduct, bad faith, or willful failure to perform your obligations as Exchange Agent. In no case will the Company be liable under this indemnity with respect to any claim against you unless, promptly after you have received any written assertion of a claim or have been served with summons or other first legal process giving information as to the nature and basis of the claim, you notify the Company, by letter or by cable or telex or facsimile confirmed by letter, of the written assertion of such claim against you or of any action commenced against you or of the service of any summons on you, or other first legal process giving information as to the nature and basis of the claim, but failure so to notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this indemnity. The Company will be entitled to participate at its own expense in the defense of such claim or liability. If the Company so elects at any time after receipt of such notice and agrees in writing that such claim is a claim for which you are entitled to be indemnified and held harmless hereunder or if you in such notice request and the Company agrees, the Company will assume the defense of any suit brought to enforce any such claim. In the event the Company assumes the defense of any such suit, the Company may select counsel of its own choosing for such purpose who is recognized as having expertise in defending against such proceedings, and the Company will not be liable for the fees and expenses of any additional counsel thereafter retained by you, unless in your judgment, which must be reasonable, it is advisable for you to be represented by separate counsel because your interest may conflict with the interests of the Company.

          13. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and respective assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

          14. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Letters of Transmittal, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

          15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          16. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability or the remaining provisions shall not in any way be affected or impaired thereby.

          17. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 9 and 12 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for Initial Notes, funds or property then held by you as Exchange Agent under this Agreement.
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     If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

                                            Very truly yours,

                                            SYNTHETIC INDUSTRIES, INC.

                                            By:
                                              ----------------------------------
                                              Name: Joseph Sinicropi
                                              Title: Chief Financial Officer

Agreed to this           day of
          , 1997

UNITED STATES TRUST COMPANY OF NEW
YORK

By:
    --------------------------------
    Name: Patricia Stermer
    Title: Trust Officer
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                                                                       EXHIBIT A

                    UNITED STATES TRUST COMPANY OF NEW YORK

EXCHANGE OFFER:

     Exchange Agent Fee            $4,500.00

COUNSEL FEE:

     Counsel services related to the examination and review of the documentation in connection with the Exchange Offer are in addition to the foregoing.

EXPENSES:

     Out-of-pocket expenses for postage, stationery, etc. are in addition to the foregoing.

EXTRAORDINARY SERVICES:

     Extraordinary services or those not specifically contemplated within the foregoing proposal may be subject to additional charges.